UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2007 (June 15, 2007)

WESCORP ENERGY INC.
(Exact name of registrant as specified in its charter)

Deleware	000-30095	33-0921967
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

Suite 770, 435 - 4th Avenue S.W., Calgary, Alberta, Canada T2P 3A8
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (780) 482-4200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02 Unregistered Sales of Equity Securities

On June 15, 2007, Wescorp Energy Inc. (“Wescorp” or the “Company”) issued 863,565 Units (each “Unit” consisting of one share of common stock and one share purchase warrant) to a number of accredited and foreign investors who previously purchased Units in a December 2006 private placement. In connection with the December 2006 private placement, the Company agreed to file a registration statement with the Securities Exchange Commission (the “SEC”) within 45 days after the final closing of the private placement in order to register the shares of common stock and the shares issuable upon exercise of the warrants for resale. If the registration statement was not filed with the SEC within 90 days of the final closing, then each investor would receive an additional 10% of the original Units subscribed for in the private placement. The Company did not file a registration statement with the SEC within 90 days of the final closing of the private placement. As a result, on June 15, 2007, the Company issued an additional 863,565 Units to the investors.

The penalty Units were issued in connection with the December 2006 private placement in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state laws pursuant to Section 4(2) of the Securities Act, Rule 506 of Regulation D and Regulation S. These issuances qualified for exemption from registration because in the December 2006 private placement (i) the securities were purchased by accredited or foreign investors only; (ii) the Company did not engage in any general solicitation or advertising to market the securities; (iii) each Purchaser was provided the opportunity to ask questions and receive answers from the Company regarding the offering; and (iv) the Purchasers received “restricted securities.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESCORP ENERGY INC.

July 25, 2007	By:	/s/ Douglas Biles
Douglas Biles
President and Chief Executive Officer